Exhibit 99.2

FOR IMMEDIATE RELEASE
August 16, 2012

NORFOLK SOUTHERN ANNOUNCES EXPIRATION OF EARLY EXCHANGE PERIOD OF PREVIOUSLY ANNOUNCED EXCHANGE OFFERS

NORFOLK, VA. — Norfolk Southern Corporation (the "Company") today announced the expiration of the early exchange period in connection with its offers (the "Exchange Offers") to certain eligible holders to exchange outstanding debt securities listed in the table below (collectively, the "Existing Notes") for cash and up to $600,000,000 aggregate principal amount (the "Overall Issue Amount") of the Company's 2.903% Notes due 2023 (the "New Notes"), the complete terms and conditions of which are set forth in a confidential Offering Memorandum, dated August 2, 2012 (the "Offering Memorandum"), and the related Letter of Transmittal.

In the Exchange Offers, according to information provided by D.F. King & Co., Inc., the exchange agent for the Exchange Offers, $549,593,000 in aggregate principal amount of the Company's Existing Notes were validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on August 15, 2012 (the "Early Exchange Date"), as more fully set forth below. In accordance with the acceptance priority levels and proration procedures described in the Offering Memorandum, the Company will accept $521,445,000 in aggregate principal amount of the Existing Notes that were tendered for exchange at or prior to the Early Exchange Date. The Company expects to deliver an aggregate principal amount of $600,000,000 of New Notes and will pay an aggregate of $121,870,052.69 cash consideration, including accrued interest, for the Existing Notes accepted for exchange on August 20, 2012 (the "Early Settlement Date"). Since Existing Notes have been validly tendered so that the maximum amount of New Notes to be issued in exchange for such tendered Existing Notes exceeds the Overall Issue Amount, no additional Existing Notes will be accepted for exchange after the Early Exchange Date.

The table below indicates, among other things, the principal amount of each series of Existing Notes validly tendered as of the Early Exchange Date, the principal amount of Existing Notes to be accepted for exchange as of the Early Exchange Date and the percentage of the principal amount of Existing Notes to be accepted for exchange pursuant to the Exchange Offers:

Cusip Numbers	Title of Security	Principal Amount Tendered by Early Exchange Date	Principal Amount to be Accepted for Exchange	Percentage (%) of Principal Amount to be Accepted for Exchange
655844AF5	7.050% Notes due 2037	$38,127,000	$38,127,000	100%
655844AQ1	7.250% Notes due 2031	$156,385,000	$156,385,000	100%
655844AJ7	7.800% Notes due 2027	$71,801,000	$71,801,000	100%
655844AX6	5.640% Notes due 2029	$139,684,000	$139,684,000	100%
655844AW8	5.590% Notes due 2025	$142,596,000	$115,448,000	81% (1)
655844AA6	9.000% Notes due 2021	$1,000,000	$0	0%
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(1)  Represents the proration factor since Existing Notes were validly tendered so that the maximum amount of New Notes to be issued in exchange for such tendered Existing Notes would have exceeded the Overall Issue Amount.

The Exchange Offers are scheduled to expire at 11:59 p.m., New York City time, on August 29, 2012 (the "Expiration Date"), unless extended or earlier terminated.

Tenders of Existing Notes in the Exchange Offers may no longer be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law. Consummation of the Exchange Offers is subject to a number of conditions as set forth in the Offering Memorandum, including the absence of certain adverse legal and market developments.

If and when issued, the New Notes will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws.  The New Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company will enter into a registration rights agreement with respect to the New Notes.

This news release does not constitute an offer or a solicitation by the Company to participate in the Exchange Offers in any jurisdiction in which it is unlawful to make such an offer or solicitation.

Norfolk Southern Corporation (NYSE: NSC) is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

Forward-Looking Statements

This release contains forward-looking statements about Norfolk Southern Corporation, including those related to the offering of New Notes and whether or not Norfolk Southern will consummate the offering.  Forward-looking statements reflect management's good-faith evaluation of information currently available.  However, such statements are dependent on and, therefore, can be influenced by a number of external variables over which management has little or no control, including: transportation of hazardous materials as a common carrier by rail; acts of terrorism or war; general economic conditions; competition and consolidation within the transportation industry; the operations of carriers with which Norfolk Southern interchanges; disruptions to Norfolk Southern's technology infrastructure, including computer systems; labor difficulties, including strikes and work stoppages; commercial, operating, environmental, and climate change legislative and regulatory developments; results of litigation; natural events such as severe weather, hurricanes, and floods; unavailability of qualified personnel due to unpredictability of demand for rail services; fluctuation in supplies and prices of key materials, in particular diesel fuel; and changes in securities and capital markets. Information concerning potential factors that could affect Norfolk Southern's financial results is included in its Annual Report on Form 10-K for the year ended December 31, 2011 and its other periodic reports filed with the Securities and Exchange Commission.  Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved.  As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements.  Norfolk Southern undertakes no obligation to update or revise forward-looking statements.

Norfolk Southern contacts:
(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)
(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)